Exhibit 99.1

Investor Relations Contact:

Maria Quillard

Xilinx, Inc.

(408) 879-4988

ir@xilinx.com

XILINX ANNOUNCES TERMINATION OF SEC INVESTIGATION

SAN JOSE, CA, NOVEMBER 30, 2006 — Xilinx, Inc. (Nasdaq: XLNX) today announced that the United States Securities and Exchange Commission (SEC) has formally notified Xilinx that its investigation of Xilinx’s stock option granting practices has been terminated and that no enforcement action has been recommended.  As Xilinx disclosed in June 2006, the Company received notice from the SEC advising that the SEC had commenced an informal inquiry into the Company’s historical stock option-granting practices.

As previously reported, under the direction of a Special Committee of the Board of Directors, outside counsel conducted an investigation of the Company’s historical stock option-granting practices and found no evidence of fraud in the Company’s practices in granting of stock options, nor any evidence of manipulation of the timing or exercise price of stock option grants.  The investigation further found no issues of management integrity in the issuance of stock options.  The investigation determined that in nearly all cases, stock options were issued as of pre-set dates.

The SEC’s notification followed an August 31, 2006, presentation by outside counsel and the Company to the SEC staff regarding the results of the Company’s investigation.

“We are extremely pleased to receive this notification from the SEC.  We also would like to thank the members of our Special Committee for their comprehensive work in connection with the investigation,” stated Wim Roelandts, Xilinx’s chairman, president and chief executive officer.

About Xilinx

Xilinx, Inc. (NASDAQ: XLNX) is the worldwide leader of programmable logic solutions. Additional information about Xilinx is available at http://www.xilinx.com.